Filed Pursuant to Rule 433

Registration Statement No. 333-164611

Pricing Term Sheet

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

$750,000,000 2.20% Senior Notes due 2016

$500,000,000 3.75% Senior Notes due 2021

$750,000,000 Floating Rate Senior Notes due 2014

Issuer:	Berkshire Hathaway Inc.
Rating*	Aa2/AA+/A+ (Stable/Negative/Stable)
Trade Date:	August 10, 2011
Settlement Date:	August 15, 2011 (T+3)
Sole Bookrunner:	Goldman, Sachs & Co.

2.20% Senior Notes due 2016

Principal Amount:	$750,000,000
Maturity Date:	August 15, 2016
Issue Price (Price to Public):	99.831%
Gross Spread:	32.5 bps
Proceeds to Issuer:	$746,295,000
Interest Rate:	2.200% per annum
Benchmark Treasury:	1.50% due July 31, 2016
Benchmark Treasury Yield:	0.936%
Spread to Benchmark Treasury:	130 bps
Yield to Maturity:	2.236%
Interest Payment Dates:	Each August 15 and February 15, commencing February 15, 2012
Optional Redemption	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BB3
ISIN:	US084670BB33

3.75% Senior Notes due 2021

Principal Amount:	$500,000,000
Maturity Date:	August 15, 2021
Issue Price (Price to Public):	99.992%
Gross Spread:	42.5 bps
Proceeds to Issuer:	$497,835,000
Interest Rate:	3.750% per annum
Benchmark Treasury:	3.125% due May 15, 2021
Benchmark Treasury Yield:	2.151%
Spread to Benchmark Treasury:	160 bps
Yield to Maturity:	3.751%
Interest Payment Dates:	Each August 15 and February 15, commencing February 15, 2012
Optional Redemption	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BC1
ISIN:	US084670BC16

Floating Rate Senior Notes due 2014

Principal Amount:	$750,000,000
Maturity Date:	August 15, 2014
Issue Price (Price to Public):	100.000%
Gross Spread:	20 bps
Proceeds to Issuer:	$748,500,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	+70 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each August 15, November 15, February 15 and May 15, commencing November 15, 2011
Interest Determination Date:	Quarterly, on second London business day prior to applicable Interest Payment Date, except initial Interest Determination Date will be August 12, 2011
Option Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BA5
ISIN:	US084670BA59

Changes from the Preliminary Prospectus Supplement

All references to our right to redeem the fixed rate notes will be removed. We will not have the right to redeem any of the notes.

*	Note : A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

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